                                                                    EXHIBIT 99.2

Jonathan H. Waller
Nevada Bar # : 5538
Of Counsel:
Waller Law Group
3800 HOWARD HUGHES PARKWAY
SEVENTH FLOOR
LAS VEGAS, NEVADA 89109-0907
PHONE: (702) 693-4200
PHONE: (800) 540-1311
FAX: (702) 792-6874

COUNSEL FOR PLAINTIFFS

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

SIERRA PACIFIC RESOURCES, and               )
NEVADA POWER COMPANY,                       )
                                            )
                           Plaintiffs,      )
                                            )           Civil Action No. _______
EL PASO CORPORATION; EL PASO                )
NATURAL GAS COMPANY; EL PASO                )
MERCHANT ENERGY COMPANY, a                  )
Division of El Paso Corporation; EL PASO    )
TENNESSEE PIPELINE COMPANY;                 )
EL PASO MERCHANT ENERGY-GAS,                )
COMPANY; SEMPRA ENERGY; SOUTHERN            )
CALIFORNIA GAS COMPANY; SAN DIEGO           )
GAS AND ELECTRIC; DYNEGY HOLDINGS,          )
INC.; DYNEGY ENERGY SERVICES, INC.;         )
and DOES 1-100,                             )
                                            )
                           Defendants.      )

                               ORIGINAL COMPLAINT
                                   JURY DEMAND

         1. Plaintiffs Sierra Pacific Resources ("SPR") and Nevada Power Company ("Nevada Power") (jointly "Plaintiffs") file this Original Complaint as follows:

         A.       JURISDICTION AND VENUE

         2. This Court has subject matter jurisdiction over this action pursuant to 28 U.S.C. Section 1332 since complete diversity of citizenship exists between the parties in this action and the amount in controversy exceeds $75,000.00, exclusive of interest and costs.

         3. Venue is proper pursuant to 28 U.S.C.Section 1391 because a substantial part of the events or omissions giving rise to Plaintiffs' claims occurred in this district.

         B.       PARTIES

         4. Plaintiff Sierra Pacific Resources is a Nevada corporation with its principal place of business at 6100 Neil Road, Reno, Washoe County, Nevada.

         5. Plaintiff Nevada Power Company is a Nevada corporation with its principal place of business at 6226 W. Sahara Avenue, Las Vegas, Clark County, Nevada.

         6. Defendant Dynegy Holdings, Inc., formerly known as Dynegy, Inc. ("Dynegy") is a Delaware Corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         7. Defendant Dynegy Energy Services, Inc., formerly known as Dynegy Marketing & Trade Hub Services, Inc. ("Dynegy Marketing") is a division of Dynegy or is a Delaware Corporation with its principal place of business in Houston, Texas, and which, at all material times, was doing business in the State of Nevada.

         8. Defendant El Paso Corporation, formerly known as El Paso Energy Corporation ("El Paso") is a Delaware Corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         9. Defendant El Paso Merchant Energy Company (collectively with EPME-Gas and EPM "EPME") is a division of El Paso Corporation, or is a Delaware Corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         10. Defendant El Paso Merchant Energy, L.P. ("EPM") is a Delaware limited partnership owned and/or managed by El Paso Corporation with its principal place of business in Houston, Texas, and which, at all material times, was doing business in the State of Nevada.

         11. Defendant El Paso Merchant Energy-Gas Company (EPME-Gas) is a Delaware corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         12. Defendant El Paso Natural Gas Company ("EPNG") is a Delaware Corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         13. Defendant El Paso Tennessee Pipeline Company ("Tenneco") is a Delaware Corporation with its principal place of business in Houston, Texas and which, at all material times, was doing business in the State of Nevada.

         14. Defendant Sempra Energy ("Sempra") is a California corporation with its principal place of business in California and which, at all material times, was doing business in the State of Nevada.

         15. Defendant Southern California Gas Company ("SoCal Gas") is a California corporation with its principal place of business in California and which, at all material times, was doing business in the State of Nevada.

         16. Defendant San Diego Gas and Electric Company ("SDGE") is a California corporation with its principal place of business in California and which, at all material times, was doing business in the State of Nevada.

         C.       NON-PARTY CO-CONSPIRATORS

         17. Upon information and belief, Enron Corporation and certain of its subsidiary companies, including Enron North America, became co-conspirators with the El Paso and Sempra parties in cartel arrangements designed to drive up or control natural gas prices in the Border Market. The Enron entities are in bankruptcy proceedings and cannot be made parties to this case because of the automatic stay applicable to bankruptcy matters.

         D.       SUMMARY OF ALLEGATIONS

         18. Nevada Power is a Nevada-based utility that provides electric service to Nevada's households and businesses. SPR is the parent corporation for Nevada Power. Nevada Power generates a substantial portion of the electricity required to meet the needs of its customers, whom it is legally bound to serve. Nevada Power generates electricity through gas-fired generation. Consequently, Nevada Power uses natural gas as a primary fuel to provide the electric power it generates and, as such, is a major purchaser of natural gas in the Southwestern United States.

         19. Defendants El Paso Corporation, El Paso Natural Gas Company, El Paso Tennessee Pipeline Company, El Paso Merchant Energy-Gas Company, Sempra Energy(1), San Diego Gas and Electric ("SDGE"), and Southern California Gas Company own or control substantial quantities of natural gas transportation capacity (or rights to such capacity) from gas production regions to Nevada and Southern California. Collectively, they owned or controlled transportation capacity or rights to transportation capacity on pipelines that deliver the natural gas that Nevada Power purchases and uses to generate

----------------------

(1) In 1996, Sempra acquired SDGE and SoCal Gas through a merger of SDGE's and SoCal Gas' parent companies.

electricity and that other electric generators use to generate electricity that Nevada Power must purchase in order to meet their customer obligations.

         20. Defendants El Paso Merchant Energy Company, El Paso Merchant Energy-Gas Company and Dynegy Energy Services, Inc. are natural gas merchant traders. They buy and sell natural gas as a commodity, taking advantage of regional price differentials (arbitrage) in order to make a profit. El Paso Corporation and Dynegy Holdings, Inc., their parent companies, also participate in or supervise these merchant operations.

         21. The Defendants, and each of them, planned and executed schemes designed to reduce or control supplies, drive up or control prices, eliminate competition, cause price instability, increase volatility in wholesale prices and defraud customers in the product market for delivered natural gas in the geographic market consisting of the California-Arizona border market and areas of Nevada and California in which delivered gas prices are determined by, or indexed to, prices in the California-Arizona border market (hereinafter, the "Border Market"). Defendants' anticompetitive and fraudulent behavior in the Border Market for delivered natural gas not only harmed competition for delivered natural gas, but also produced exorbitant and illegal profits for Defendants. Acting with the intent to harm competition in the market for delivered natural gas, Defendants executed their schemes and achieved their goals.

         22. Each of these Defendants has conspired among and between themselves, and with certain non-party co-conspirators and possibly others not yet named, to engage in anticompetitive behavior designed to restrain trade and manipulate prices in the market for delivered natural gas. As a result of Defendants' conspiracies and fraudulent behavior, Plaintiffs entered into contracts for the purchase of natural gas at artificially high, supracompetitive prices. Plaintiffs also entered into hedging transactions on terms directly affected by the artificially high prices, artificial supply constraints and price volatility caused by Defendants' anticompetitive and fraudulent conduct. These hedging transactions were entered into so as to ensure stable gas supplies to allow Plaintiffs to serve their customers.

         23. Specifically, between 1996 and 2001, Defendants El Paso Corporation, along with its subsidiaries, El Paso Natural Gas Company, El Paso Tennessee Pipeline Company, and El Paso Merchant Energy-Gas Company fraudulently and wrongfully conspired among themselves and with Enron Corporation and certain of its affiliates or subsidiaries (collectively, "Enron"), Dynegy Holdings, Inc., Dynegy Energy Services, Inc., Sempra Energy and SoCal Gas: (i) to decrease competition by restricting the amount of natural gas transmission capacity and natural gas fuel available to Nevada Power and other natural gas users that obtained their supplies of natural gas in the Border Market through a process of illegal market allocation and the illegal coordination that prevented expansion of pipeline facilities, (ii) to illegally withhold natural gas capacity thereby decreasing supplies and driving prices of gas upward, (iii) to maintain control over output and prices of natural gas by manipulating the price indexes that the market had come to depend upon and engaging in fraudulent trading activities in the natural gas market and (iv) pursuant to these tactics, to drive up the price and increase the volatility of natural gas supplies for consumers in the natural gas market, harming competition as well as Plaintiffs. Upon information and belief, this conspiracy developed at least in part at a secret meeting held in or near Phoenix, Arizona ("the Phoenix Meeting"). See Part I, infra.

         24. The conspiracies were carried out in at least two phases. The first phase consisted of Defendants conspiring to allocate markets and control a price-determinative block of natural gas transportation rights on the physical pipeline facilities of El Paso Natural Gas Company at the Border Market which is hereinafter referred to as "swing capacity"(2) and to limit the output of natural gas at the Border Market. The second phase consisted of Defendants conspiring to maintain their control over pricing and supracompetitive prices by manipulating the price for and supplies of natural gas at the Border Market and other masking points in the Southwest. Such conspiracies succeeded in corrupting Border Market natural gas prices during the period of 2000-2001.

         25. A principal element of the Defendants' conspiracies was to prevent the construction of new gas transportation capacity to deliver gas to the Southern Nevada area. Defendants agreed and conspired to prevent the planned expansion of the Kern River Pipeline ("Kern River"), which passes directly through the Las Vegas metropolitan area and upon which Nevada Power, in particular, relies for its supply of natural gas for its generation facilities. Had this expansion occurred, Nevada Power and others would have benefited from increased competition in the natural gas market by entry of new suppliers which would have served as a check on the Defendants' ability to manipulate the market.

         26. Consequently, Nevada Power, among other natural gas purchasers, would not have entered into contracts to purchase natural gas (or associated hedging transactions) at the time or on the terms they did, and at the supracompetitive prices produced in the corrupted market in 2000-2001. By preventing the expansion of Kern

----------------------

(2) Swing capacity essentially refers to that amount of natural gas capacity that gives the holder or holders market power or the ability to control prices. In other words, those holding swing capacity were price setters for the delivered natural gas market.

River and effectively foreclosing additional supplies of natural gas as well as alternative suppliers and thereby creating and exploiting a bottleneck of natural gas supplies and maintaining dependence on swing capacity controlled by the El Paso Defendants, the conspirators' conduct unlawfully prohibited competition and forced natural gas consumers, including Nevada Power, to pay artificially inflated, supracompetitive prices and to take measures to protect their customers against supply risk, price uncertainty and volatility created by Defendants' conspiracy and fraud.

         27. As explained more fully in Part I of this Complaint, the Phoenix Meeting sealed the conspiracy between El Paso on the one hand and SoCal Gas, SDGE and their successor parent, Sempra, on the other hand. This conspiracy consisted of many agreements, including without limitation, an agreement not to compete for natural gas supplies in their respective geographic areas (essentially, illegal market division), agreements not to interfere with their respective planned mergers, and agreements not to interfere with other anticompetitive and manipulation activities, all of which allowed the Defendants to control natural gas supplies and prices in the Border Market, directly affecting Plaintiffs.

         28. Defendant El Paso Natural Gas Company ("EPNG") is a regulated natural gas pipeline company which serves as a transporter of natural gas. Its affiliate, El Paso Merchant Energy ("EPME") sells natural gas as a commodity in the unregulated delivered natural gas market(3). The El Paso Defendants furthered the conspiracy to

----------------------

(3) Given the regulatory structure in the natural gas industry, El Paso realized that excessive profits could be collected, artificial supply volatility and uncertainty fostered, and supracompetitive prices maintained in the delivered natural gas commodity market through manipulation of either pipeline transportation capacity, prices at key market trading hubs, or both. Because the transportation profits of EPNG were essentially fixed at FERC-regulated, cost-of-service levels, El Paso realized that supracompetitive profits could be realized through its affiliate EPME and EPME's gaming and manipulation of the delivered natural gas restrict supplies of natural gas through a coordinated effort that involved EPNG withholding capacity and EPME "gaming" the capacity on EPNG's pipeline in a manner that unnaturally affected the market for delivered natural gas. Specifically, EPME engaged in fraudulent trades and failed to make available capacity on the EPNG pipeline so as to reduce output and control price.

         29. In addition to their participation in the conspiracy to constrict the supply of natural gas at the Border Market, Defendants El Paso Corporation and its wholly-owned subsidiary, EPME, as well as Enron and Dynegy Energy Services, Inc., with whom Nevada Power specifically traded, also masked the conspiracy, maintained control over price, maintained supracompetitive prices and defrauded Plaintiffs and other natural gas purchasers, by purposely disseminating false information concerning the market price and trading volumes of natural gas.

         30. Specifically, recognizing that Plaintiffs and others relied on the market indexes published in trade reports such as Natural Gas Intelligence, Gas Daily, and Inside FERC Gas Market Reports to help determine the price that they agreed to pay for natural gas (and the terms of associated hedging instruments), EPME and Dynegy Energy Services, Inc., under the control and supervision, respectively, of El Paso Corporation and Dynegy Holdings, Inc., systematically supplied these publications with false information about their natural gas trades with the intent to create the appearance that natural gas supplies were tighter and that the prevailing market prices for gas were higher than they were in fact. Moreover, EPME, Dynegy Energy Services, Inc. and Enron

----------------------

market, particularly through the basis differential spread, essentially the delta between transportation rates and the price paid for delivered natural gas.

engaged in market manipulation in the natural gas market to fraudulently report volumes and prices of natural gas.

         31. As a result of the Defendants' conspiracy and related fraudulent and anticompetitive acts, Plaintiffs were induced to enter into contracts to purchase natural gas at artificially high, supracompetitive prices and to make associated hedging arrangements in response to perceived supply constraints and price volatility and Plaintiffs have been damaged as a result. Under Nevada law, SPR and Nevada Power are entitled to relief and damages for the Defendants' conspiracy and illegal conduct.

         E.       NEVADA POWER'S USE OF NATURAL GAS

         32. Nevada Power is a utility that provides electric service to Nevada's households and businesses. To provide this electricity, Nevada Power Company generates about 50% of this electricity with Company-owned generators ("generated electricity") and purchases additional requirements ("purchased electricity") from third-party suppliers who deliver those purchases over high-voltage transmission lines into Nevada.

         33. For the electricity that Nevada Power generates itself, a primary method of generation is by burning natural gas. The company owns and operates several gas-fueled generators throughout Nevada. Nevada Power purchases the natural gas for its generators through a combination of "spot" (daily) market purchases and forward (future) supply contracts.

         34. In Nevada, natural gas must be transported by pipeline. Thus, Nevada Power's ability to acquire natural gas for its generators depends on having those generators connected to a natural gas pipeline. Plaintiff Nevada Power purchases almost all of its gas from upstream suppliers and marketers, physically delivered off the Kern

River Pipeline, which connects the gas-producing basins of Wyoming, stretching across Nevada to the Border Market.

         35. Natural gas constitutes a primary factor affecting the cost of electricity(4). Accordingly, whether Nevada Power generates or purchases electricity, it rightfully must rely upon a natural gas market reflecting true competition in order to provide electricity efficiently and cost-effectively to its customers. If that competition does not exist due to control or withholding of supply or manipulation of natural gas prices, Plaintiffs are damaged.

         F.       DEREGULATION OF INTERSTATE NATURAL GAS COMMODITY MARKETS

         36. Congress passed the Natural Gas Act ("NGA") in 1938 to regulate interstate pipelines such as EPNG. Under the NGA, interstate pipelines were viewed as "natural monopolies" and the Federal Energy Regulatory Commission ("FERC") was authorized to regulate these monopolies on public utility principals.

         37. For a number of years, Defendant EPNG was the monopoly supplier of all natural gas consumed in many markets in the West, including California and Southern Nevada. Although the large California market has attracted some gas supplies from competitive sources, EPNG remains the dominant transporter of natural gas to consuming markets in Southeastern California and Southern Nevada, and its pipeline interconnection points, including the interconnection point at or near Topock, Arizona are the price-determinative points in the Southwest; i.e., those who purchase delivered natural gas in the Southwestern United States pay a price determined by those selling gas at EPNG's interconnects.

----------------------

(4)In this Complaint, Plaintiffs are not seeking relief based on the price of electricity. Instead, Plaintiffs are seeking damages resulting from Defendants' anticompetitive activities affecting the unregulated delivered natural gas market.

         38. EPNG's pipeline monopoly, like that of other pipelines, traditionally covered two elements: (i) the interstate transportation of gas from producing to consuming markets and (ii) the wholesale sales business of purchasing gas in producing areas for resale to local retail distribution utilities ("LDCs") like Southwest Gas. In the period from 1978 through the early 1990s, however, Congress and the FERC initiated a process of deregulation designed to eliminate the wholesale sales monopoly of the pipelines and to deregulate this merchant phase of the natural gas industry. The FERC required pipelines, including EPNG, to exit the wholesale natural gas sales business and to become open access carriers obliged to provide transportation service on a non-discriminatory basis to qualified shippers, including LDCs, producers and brokers. With the cessation of wholesale natural gas sales by pipelines, the FERC ceased regulating the price of natural gas and transactions in interstate commerce. Consequently, the "merchant" business of the purchase and sale of natural gas in interstate markets is no longer subject to price or transactional regulation by FERC.

         39. Although the merchant or commodity side of the natural gas business was deregulated, the pipeline transportation function remains a natural monopoly. For this reason, the FERC's deregulatory policies relaxed, but did not eliminate, regulation of the transportation side of the pipeline business. FERC ceased to engage in routine supervision of individual contracts between pipelines and natural gas shippers for transportation capacity, but continued to have supervisory authority over the rates and terms of interstate transportation service, and construction and abandonment of physical pipeline facilities.

         G.       THE ARIZONA-CALIFORNIA BORDER MARKET

         40. Swing capacity transported on the EPNG system has become the measuring stick for all unregulated prices in the natural gas spot market generally referred to in the industry as the Arizona-California Border Market and defined herein as the "Border Market." These prices are spot prices of natural gas at the Topock, Arizona point of interconnection between the EPNG pipeline and the California intrastate pipeline. Not only does the swing capacity have the ability to affect the spot prices, these spot prices also directly affect the price of natural gas in forward contracts because natural gas suppliers will not enter into forward contracts to sell their gas at a significantly lower price than the price they believe they will be able to obtain for their natural gas on the spot market. Thus, the forward contract price generally reflects the current spot price when the forward supply contract was entered into, along with some adjustments based on what the parties to the agreement believe will be the direction of natural gas prices in the future.

         41. The Border Market came into existence and gained its importance based on a combination of several factors. One factor is the size of the California market in relation to other markets in the West and to the gas-producing basins that supply markets west of the Rocky Mountains. Demand for natural gas in the California market exceeds the demand in all other parts of the West combined. As such, the California market is the most important factor affecting prices in Southern Nevada and other consuming markets adjacent to California, and the EPNG interconnection point at Topock, Arizona is the price-determinative interconnect for this entire area. Accordingly, control over swing natural gas transportation capacity and/or rights at the EPNG interconnect allowed Defendants to illegally manipulate and control pricing and supply volatility and risk at the Border Market. California's intrastate market is dominated by its two intrastate utilities, Defendant SoCal Gas and PG&E, and these utilities have significant purchasing power as a result of their control over the gas purchase requirements to serve California "core" residential and small commercial consumers.

         42. SoCal Gas and PG&E's purchasing power was further enhanced by the manner in which deregulation was accomplished in the El Paso system. When the El Paso system became an "open access" pipeline in the 1980s, SoCal Gas and PG&E obtained priority access over some 80% of the capacity of the EPNG system. This swing capacity held by SoCal Gas and PG&E, combined with their substantial control over the gas purchase requirements of California consumers, gave SoCal Gas and PG&E significant market power over delivered gas prices at the California-Arizona border. The transition to open access pipeline transportation thus caused a temporary transfer of EPNG's "natural monopoly" power to the two big California natural gas utilities, SoCal Gas and PG&E (until El Paso Defendants regained PG&E's portion of such capacity as described in more detail in Part I below).

         43. In the mid 1990s, the SoCal Gas advantage was threatened in two general ways. A first threat arose from PG&E's plan, announced in June 1995, not to renew its capacity contracts with El Paso upon their expiration on December 31, 1997. PG&E's capacity block, some 1.14 billion cubic feet per day, constituted some 35% of the total capacity of the EPNG system as a whole. SoCal Gas' ability to influence prices depended on the market power associated with its own capacity block in combination with PG&E's capacity block, because its own roughly equal block of capacity would not be sufficiently large to allow SoCal Gas to exercise the type of pricing power to which it was accustomed. SoCal Gas' desire to preserve and continue to exercise the power over natural gas pricing in the Border Market and over producers in constrained areas of the San Juan Basin, as well as to prevent bypass of its physical pipeline system led it to enter into certain conspiratorial cartel arrangements with El Paso as further described in this Complaint.

         44. The second threat to SoCal Gas was the bypass threat arising from Tenneco's successful development of the Kern River Pipeline, and Tenneco's plans and efforts to develop new infrastructure capable of competing with SoCal Gas and limiting SoCal Gas' market power arising from its hub and storage services in Southern California.

         H. THE KERN RIVER PIPELINE AND EVENTS LEADING UP TO THE PHOENIX CONSPIRACY

         45. In the period from 1985 through the first half of 1996, units of Tenneco Inc. (now Defendant El Paso Tennessee Gas Pipeline Co.) ("Tenneco"), a large energy company and operator of a large pipeline in the Eastern United States, engaged in active competition with El Paso and SoCal Gas to develop and construct new or expanded pipeline facilities for new markets and customers and for the expansion of markets in Southern Nevada, Southern California and in Baja California.

         46. Development of new pipeline infrastructure has many obstacles because of the long lead times required for regulatory approvals and project planning, financing and construction. Operators of existing pipelines have substantial short-term advantages over new pipeline developers due to lower capital costs for land, construction, and the lead time necessary for required public approvals or expansion projects on their facilities. In addition, FERC regulations and procedures, coupled with state and local requirements, create significant opportunities for mischief and, indeed, illegal conduct by incumbent pipelines to delay and raise the costs to new pipeline developers seeking to obtain a "certificate of public convenience and necessity" from the FERC to construct new pipelines.

         47. Despite these significant barriers to the development of new pipelines and the bitter opposition of SoCal Gas to the bypass of its pipeline system, Tenneco succeeded in 1992 in completing development and construction of the Kern River Pipeline ("Kern River")(5). Kern River was the first new pipeline constructed to serve the Border Market since the early 1960s. Kern River extends from producing areas in Southwestern Wyoming, through Southern Nevada, to industrial markets in the Bakersfield area of central California.

         48. Kern River's design was such that its capacity could be doubled at a small fraction of its original capital cost using, among other techniques, the common practice of adding compressors to the existing pipeline in order to increase the total amount of gas that can be delivered. Upon information and belief, Tenneco also planned to bring comparatively low cost gas supplies to Kern River from Canada and Northern Montana and to take other steps that would have provided storage, trading and other services in competition with SoCal Gas and SDGE with respect to the Border Market, thus adding significant new output and new competitors to the natural gas market. One of Tenneco's proposed projects involved constructing an additional pipeline, called the Altamont Pipeline, that would have brought relatively lower cost gas supplies to Kern River from Canada and Montana.

----------------------

(5) Tenneco developed the Kern River pipeline through a joint venture company. Interestingly, just nine months before the Phoenix meeting, in January 1996, its joint venturer bought Tenneco's interest in the Kern River pipeline.

         49. Defendant SoCal Gas had bitterly opposed Kern River's development and construction, and actively opposed any further bypass of the SoCal Gas system through Kern River's expansion and extension into Southern California. El Paso had supported the development of the Kern County area as an expansion opportunity for its own interstate pipeline. However, upon information and belief, El Paso was opposed to, and worked to prevent, further expansion of Kern River to preserve Southern Nevada and Southeastern California as a captive market of El Paso's interstate pipeline between 1992 and 1996.

         50. For the proposed Altamont project and Tenneco's other expansion projects to succeed, Tenneco needed new downstream customers. In the period from 1992 through early 1996, Tenneco actively sought expansion markets and customers in Southern Nevada, Southern California and in Baja California. A key player in this phase of the conspiracy was Defendant San Diego Gas & Electric Co. ("SDGE"). Like Las Vegas and Southern Nevada, the pipeline configuration of the incumbent pipeline companies made the San Diego area a physically isolated captive market of SoCal Gas. Thus, like Nevada Power, SDGE was another attractive potential "anchor customer" for a Tenneco expansion project because of the consistent daily gas demand of SDGE's natural gas customers. In addition, the proximity of San Diego to the emerging Baja California market meant that the cost of amortizing the necessary construction expenses could potentially be shared by additional gas demands from emerging operators of new electric generation projects planned for Baja California.

         51. SoCal Gas succeeded in repelling Tenneco's competition for SDGE by exploiting conflicts of interest between SDGE's customers and shareholders. SoCal Gas and SDGE also entered into a secret revenue-sharing agreement in which SDGE would receive essentially all incremental revenues from the new business in Mexico as compensation for SDGE's agreement to refrain from contracting with a "bypass" pipeline competitive with SoCal Gas. In this way, SDGE's management traded the benefits to its ratepayers of actual competition from Tenneco for an opportunity to share in SoCal Gas' monopoly power in the Baja California expansion market.

         52. California passed legislation to restructure its electric industry in August 1996 which was signed into law September 23, 1996. This legislation created important new opportunities for expansion of Kern River and other opportunities Tenneco planned to pursue because it was expected to lead (and ultimately did lead) to the sale of California's natural gas-fueled electric power generation plants to independent non-utility generators. These new participants in California's gas purchasing market were expected to seek competitive natural gas supply arrangements more aggressively than the electric utilities regulated by the California Public Utilities Commission ("CPUC") which were routinely permitted to pass through to consumers SoCal Gas' high gas costs. In addition, California's electricity restructuring law was expected to increase gas demand in Southern Nevada for new electric generation that would be available to sell into the California market, as well as selling to Nevada Power's rapidly growing system.

         53. Tenneco, however, did not get the chance to pursue its expansion plans in the restructured energy market because it lost its independence. Defendant El Paso acquired Tenneco in a merger announced in June 1996 and completed in December 1996. This placed El Paso in charge of Tenneco's proposed bypass and expansion projects. This also gave SoCal Gas and SDGE the opportunity and incentive to conspire with El Paso to eliminate Tenneco's competition to bypass their systems.

         I.       THE PHOENIX CONSPIRACY

         54. El Paso, SoCal Gas and SDGE entered into a conspiracy to eliminate competition in the Border Market. This conspiracy was sealed at a secret meeting held on or about September 25, 1996 in or near Phoenix, Arizona ("Phoenix Meeting"). The participants at the meeting included the Presidents of EPNG and SoCal Gas, and the Executive Vice-President of SDGE.

         55. Plaintiffs are informed, believe and therefore allege that the Phoenix meeting was only one of a number of surreptitious meetings and communications in which the conspiracy was planned and carried out. On information and belief, Plaintiffs also allege that this conspiracy was just one of the pieces of El Paso's conspiracy with the Defendants to control output and increase prices in the delivered natural gas market.

         56. The anticompetitive aims of the conspirators are reflected in a written "agenda" for the Phoenix Meeting that Defendant SoCal Gas prepared and transmitted to El Paso by facsimile. A copy of said agenda is attached hereto as "Exhibit A" and incorporated herein by reference. The agenda listed the four areas of discussion as: (a) joint venture for Samalayuca pipeline service; (b) an "alliance" for gas distribution in Northern Mexico; (c) "realignment" of Tenneco assets; and (d) opportunities resulting from electric industry restructuring. The discussion and conspiratorial agreements of the Defendants is further reflected in handwritten notes attached hereto as Exhibit B and incorporated herein by reference.

         57. Plaintiffs are informed, believe and therefore allege that the Phoenix Meeting resulted in or was part of the formation and/or performance of an illegal agreement among SoCal Gas, SDGE and El Paso in which SoCal Gas, SDGE and El Paso reciprocally agreed not to compete with one another, not to interfere with one another's economic interests, and to kill off competitive pipeline development projects that would threaten the dominance of the Defendants in Southern Nevada and Southeastern California over the transportation, distribution, and pricing of natural gas.

                  1.       AGREEMENT TO ELIMINATE TENNECO PROJECTS

         58. Plaintiffs are informed, believe and therefore allege that the reference to "Tenneco asset realignment" in the agenda for the Phoenix Meeting refers to elimination of certain proposed Tenneco projects to expand or build additional pipeline infrastructure, including Kern River. Elimination of such projects prevented increased competition among transporters of natural gas. In any event, discussion of a Tenneco asset realignment was an improper point of discussion among the participants at the Phoenix Meeting and creates an inference of collusive, anticompetitive conduct.

         59. Tenneco's elimination of its Altamont expansion project to expand the Kern River pipeline, pursuant to El Paso's instructions, and its abandonment of its Baja California expansion project in exchange for El Paso's exclusive rights to the Samalayuca project (as described below in Part H.2), was done pursuant to an unlawful agreement by El Paso, SoCal Gas and SDGE to perpetuate the artificial geographic isolation of the gas markets at the border of Arizona and Southern California. Preservation of the isolation of markets subject to prices determined at the Border Market preserved the market power of SoCal Gas and later, El Paso in this market and perpetuated the exposure of Nevada Power to exploitation through destruction of gas deliveries and artificial price increases. It further preserved Nevada Power's historic dependence on the gas-producing basins in the Southwestern United States because the Altamont expansion project termination removed the economic impetus for the expansion of Kern River. This agreement eliminated potential price competition and allowed El Paso and SoCal Gas to retain their unchallenged market dominance in the Border Market.

         60. Plaintiffs are informed, believe and therefore allege that El Paso carried out its part of the quid pro quo among the conspirators by causing its newly acquired subsidiary, Tenneco, to kill certain proposed expansion projects, including Kern River, thereby minimizing the potential of creating "gas on gas" competition between Southwestern gas and Canadian gas in Southern Nevada and Southern California and limiting gas supply at the Border Market.

                  2.       EL PASO'S AGREEMENT NOT TO COMPETE WITH SDGE AND
                           SOCAL GAS

         61. The Phoenix agenda also included as its first and second items references to a "discussion of service to Samalayuca Generating Plant" and discussion of "Joint Venture/Alliance for distribution service in Northern Mexico." The Samalayuca reference is to a competitive bidding process for a proposed gas distribution project in Northern Mexico initiated by Mexico that was pending as of the time of the Phoenix Meeting. Plaintiffs are informed, believe and therefore allege that the Phoenix Meeting resulted in an illegal agreement in restraint of trade, in which, among other things, SoCal Gas agreed to withdraw from competition with El Paso with respect to the Samalayuca pipeline project. In exchange, El Paso agreed to withdraw its own and Tenneco's competition (which El Paso now controlled) with SoCal Gas and SDGE to supply gas and pipeline transportation to markets in Baja California. By agreeing to prevent construction of Tenneco's expansion projects, El Paso and Sempra, (a parent company successor in the merger of SoCal Gas' and SDGE's then-parent companies) allocated between themselves both the upstream and cross-border natural gas transportation and supply markets for both the Samalayuca and Baja California markets.

         62. Plaintiffs are informed, believe and based thereon allege that soon after the Phoenix Meeting, SoCal Gas and El Paso successfully implemented their plan to carve up the California and Northern Mexico markets. With El Paso's withdrawal of competition from bypass projects, Sempra was the sole bidder to construct a pipeline to Baja California and associated projects and was awarded the projects and long-term fuel supply contracts without competition.

         63. With SoCal Gas' withdrawal as a competitor, El Paso was the sole bidder on the Samalayuca Project and was awarded the project without competition.

                  3.       AGREEMENTS NOT TO INTERFERE WITH MERGERS

         64. Three weeks after the Phoenix meeting, Pacific Enterprises and Enova Corp. the then-parent companies of SoCal Gas(6) and SDGE(7) announced, respectively, their agreement to merge, resulting in the formation of Sempra Energy. The parties knew that opposition to the announced merger from Tenneco/El Paso would have jeopardized the planned merger. As a potential competitor of SoCal Gas, which wanted to provide natural gas to SDGE, Tenneco's opposition particularly would have forced regulators to inquire whether the merger would injure competition in the Southwest.

         65. At the time of the Phoenix meeting, El Paso's merger with Tenneco was still under consideration by regulatory authorities. The senior representatives of SoCal Gas and SDGE at the Phoenix meeting knew of the planned (but unannounced) merger of

----------------------

(6) SoCal Gas is the nation's largest natural gas distribution company and is a subsidiary of Sempra Energy.

(7) SDGE is a public utility providing both gas and electric services to consumers and is a subsidiary of Sempra Energy.

SoCal Gas and SDGE. Based upon the companies' long experience with each other and their extensive knowledge of each other's business, El Paso, SoCal Gas and SDGE knew that they were among the few entities with the knowledge and experience in Southwestern gas markets to complain effectively to regulatory authorities about their respective merger plans. Each knew the other could materially jeopardize the necessary regulatory approvals of their respective mergers.

         66. Plaintiffs are informed, believe, and therefore allege that one of the purposes and motives of El Paso, SoCal Gas and SDGE in making the unlawful agreements reflected in the agenda and discussions at the Phoenix Meeting was to secure each other's agreement not to oppose each other's merger deals and to cooperate in completing their respective acquisitions. Just as the co-conspirators wanted to avoid competition, they also sought to limit the risk that their illicit plans could be exposed through informed governmental scrutiny of their respective mergers.

         J. THE CONSPIRATORS' USE OF SWING CAPACITY MARKET POWER AGAINST NEVADA POWER

         67. Once the conspirators achieved their goal of preventing the risk of new competition from development of new pipeline capacity to serve Southern Nevada and Southern California markets, the conspirators agreed to act as a cartel to exploit their dominance over the transportation facilities from Southwestern producing basins to Southern Nevada and other isolated consumption markets and manipulate those markets to maintain control over prices. This exploitation was brought to fruition through the swing capacity transactions described below.

                  1.       EXPIRATION OF PG&E'S CONTRACT WITH EL PASO

         68. Until the end of 1997, PG&E held 1.14 billion cubic feet per day of capacity amounting to approximately 35% of El Paso's capacity for the California Border Market. This capacity was subject to firm transportation contracts between PG&E and El Paso. In the early 1990s, PG&E exercised the market power arising from its control over Northern California markets to cause underutilization of this capacity in favor of Canadian supplies transported through its wholly owned pipeline in the Pacific Northwest.

         69. PG&E's restrictive practices benefited SoCal Gas because PG&E's 35% of El Paso's California capacity, combined with SoCal Gas' roughly equal block of capacity, gave SoCal Gas market power over prices in the Border Market. Under this structure, pricing was determined by the conduct of the dominant purchasers, principally SoCal Gas because PG&E favored its Canadian supplies.

         70. In 1995 PG&E announced that it would not renew its firm transportation contracts with El Paso upon their expiration at the end of 1997. This created a risk for SoCal Gas because its own capacity was insufficient to perpetuate its dominant position absent El Paso's under-utilization of its capacity. That is, if the PG&E capacity was sold piecemeal to small shippers, it would create competition and this dominance would be lost.

         71. Plaintiffs are informed, believe and therefore allege that SoCal Gas/SDGE and El Paso agreed in the Phoenix Meeting, and in concert with an ongoing conspiracy thereafter, to preserve the PG&E capacity in a single block after PG&E's contracts with El Paso expired in order to maintain the conspirators' dominance over the Border Market. The conspirators did in fact preserve the PG&E block intact.

                  2. THE CONSPIRATORS TRANSFER PG&E'S SWING CAPACITY: THE DYNEGY EXAMPLE

         72. In 1997, El Paso negotiated a transaction with Natural Gas Clearinghouse (now named Dynegy) in which Dynegy took over the PG&E capacity and some additional capacity aggregating some 1.3 billion cubic feet per day ("Bcf/d") of firm capacity on El Paso's pipeline. Dynegy took this capacity (approximately 40% of El Paso's capacity to California and 31% of the total capacity of the El Paso system) for a two-year period commencing January 1, 1998 and ending December 31, 1999.

         73. Upon information and belief, the El Paso Defendants, with the consent and agreement of the Sempra parties, formulated its Dynegy transactions in accordance with the parties' agreement at the Phoenix Meeting to "link up supply, transportation, generation and sale of electricity" and to "think/plan position now to be ready when the opportunity comes."

         74. Subsequently, Defendants recognized and sought to preserve their control over the Border Market by steering the PG&E/Dynegy block of capacity into the control of El Paso Merchant Energy. In this situation, Sempra, El Paso Merchant and the El Paso Pipeline could continue to exploit their superior access to low-cost gas supply basins while imposing a higher cost structure on Nevada Power and other downstream purchasers lacking access to such low-cost supplies.

         75. By late 1999, the Border Market for natural gas had become ripe for exploitation through the exercise of market power by Sempra and El Paso. On information and belief, Defendants knew this and intended to reap the benefits of their market power, which is supported by a number of facts known to the conspirators. First, the conspirators had the experience of the Dynegy transaction. Dynegy had withheld firm capacity from the California market in concert with EPNG, which withheld interruptible capacity from the market. In addition to the uncertainty of supply and price volatility or uncertainty created by the conspirators' withholding, these actions had raised the cost of capacity to shippers and increased the price spread between natural gas prices in producing zones on the El Paso system and the natural gas prices at the Border Market. This experience showed the conspirators that a single holder of the El Paso swing capacity could exercise market power with respect to the Border Market. This swing capacity could be used to manipulate prices and cause artificial supply and price volatility. EPNG's failure to make any additional firm or interruptible capacity on its pipeline available to others solidified the power of the swing capacity and further evidenced the conspiracy.

                  3.       THE ENRON TRANSACTIONS: A STRAW-MAN CONSPIRACY WITH
                           EL PASO

         76. Upon information and belief, Enron North America and/or other units of the now-bankrupt Enron Corporation joined in with the El Paso-Sempra conspiracy beginning no later than December 1999, and played an essential role in assisting the conspirators in preserving their market power in the Border Market and in steering the PG&E/Dynegy capacity block into the control of EPME, EPNG's unregulated affiliate.

         77. In the Fall of 1999, as the expiration of the Dynegy capacity transaction approached, EPNG announced that it had reached an agreement with an "undisclosed shipper" to take over substantially all of the Dynegy capacity for calendar year 2000. Under FERC regulations, EPNG had to post the terms of the transaction on its electronic bulletin board to permit other shippers to attempt to match or exceed the bid. EPNG posted the "undisclosed shipper" deal for a period of four days in December 1999. At the end of the posting period, El Paso announced that Enron North America had outbid the "undisclosed shipper" by matching the revenue guarantees of the "undisclosed shipper" and adding a profit sharing mechanism, which the "undisclosed shipper" had not done. El Paso awarded the capacity (now reduced slightly to 1.226Bcf/d) to Enron for calendar year 2000.

         78. El Paso's agreement with Enron included a provision that allowed Enron to nominate all of 1.226 Bcf/d capacity to the SoCal-Topock delivery point on El Paso's system, the price-determinative Border Market point. Upon information and belief, Enron and El Paso put this provision into the Enron-El Paso agreement as a "poison pill" to guarantee that the contract would be disapproved by the FERC and to permit the premature termination of the contract. The provision was certain to be disapproved by the FERC because the FERC had unambiguously ruled in cases challenging the earlier Dynegy transaction that customers in Northern California had special "recall" rights to 500 million cubic feet per day ("MMcf/d") of the former PG&E capacity if this capacity was nominated to Southern California delivery points.

         79. On its face, this contract provision presented a clear and obvious conflict with this ruling of the FERC. It was no surprise that the FERC ruled that the provision was in fact invalid in January 2000, when Enron had the capacity for less than a month. The parties then announced their agreed termination of the agreement.

         80. Upon information and belief, Plaintiffs allege that the Enron-El Paso agreement was a sham in which Enron submitted a rigged bid for the former PG&E capacity so that El Paso, through EPNG, could transfer the capacity to EPME and could point to in the transaction that followed, in which El Paso's own affiliate, EPME (through

Defendant El Paso Merchant Energy-Gas Company) would gain control over the former PG&E block of capacity.

                  4.       THE SWING CAPACITY RETURNS TO EL PASO: EPME

         81. With the passage of the PG&E/Dynegy capacity into the possession of the unregulated EPME, the cartel agreements of the El Paso and Sempra parties came to fruition. Dynegy and then Enron had been mere placeholders or "straw men" to keep the former PG&E capacity available for ultimate allocation to El Paso. This became clear when, in February 2000, EPME "purchased" the same capacity held by Dynegy from EPNG -- in reality, from itself. This transfer, which was the product of El Paso's illegal joint plan with the Sempra parties as reflected in the Phoenix Meeting, has allowed the El Paso Defendants, in conspiracy with the other Defendants, to manipulate Border Market prices and create supply uncertainty and volatility by withholding pipeline capacity from the Border Market, by reducing natural gas supplies available to the market and consumers like Nevada Power, by engaging in false or manipulative gas trade transactions and by reporting false trade information. Through these activities, the El Paso Defendants, in conspiracy with the other Defendants, have artificially driven up natural gas prices at the Border Market to supracompetitive levels and reaped excessive profits from the exercise of this market power through their unregulated affiliate, EPME.

         82. The fulfillment of improper conspiracy to transfer the former PG&E swing capacity to EMPE has damaged Plaintiffs. The earlier Dynegy transaction had substantially raised Border Market prices during calendar years 1998 and 1999, but after EPME took over, gas prices in the Border Market skyrocketed and supply forecasts were grim, forcing Nevada Power to alter its purchasing strategy to preserve adequate supplies of gas so as to generate sufficient quantities of electricity to meet consumer demand obligations. Ultimately, once the EPNG-EPME contract expired and the Defendants' various market manipulations were exposed, prices in the gas market decreased, and it became apparent that the contracts entered into by Nevada Power were not the products of valid market conditions. This caused a financial crisis for Plaintiffs, as both companies have struggled to pay for this natural gas or suffered the fallout resulting from the inevitable financial deterioration.

         83. The entire sequence of negotiation and execution of the Enron agreement and Enron's brief period of control gave Enron and El Paso cover for an extended price-fixing negotiation. In essence, under the guise of negotiating a profit-sharing agreement, El Paso and Enron in fact set in place a conspiratorial scheme for the enormous run-up in natural gas prices in California, Nevada and contiguous Western markets that occurred in the period from May 2000 to June 2001.

         84. Of great significance is the fact that when the EPME contract expired in June 2001, and approximately fourteen separate shippers gained control of the former PG&E block of capacity, the price difference between prices in the field and the price at the Border Market dropped approximately 96% within a week.

         85. On information and belief, Enron, Dynegy, Sempra and El Paso entered into physical and/or derivative trading contracts through which they exchanged literally hundreds of millions if not billions of dollars of illicit revenues derived fundamentally from their illicit agreements to act as a cartel in natural gas in the Border Market.

         86. The concerted action of Enron, El Paso, Dynegy, and Sempra produced exorbitant profits for the conspirators during the period from March 2000 through June 2001 when EPME and EPNG controlled, and abused, the market for natural gas in the Border Market.

         87. Plaintiffs allege, upon information and belief, that the conspirators have engaged and continue to engage in acts and practices between and among themselves, as well as with third parties, designed to carry out the agreements reached at the Phoenix Meeting and in other communications and meetings. The effects of these acts in furtherance of the conspiracy continue to the present day as Defendants enjoy the illicit and exorbitant profits at the expense of consumers of natural gas such as Plaintiffs.

         K. MANIPULATING PRICES AND EXTRACTING SUPRACOMPETITIVE PROFITS BY FALSELY REPORTING PRICES TO INDUSTRY PUBLICATIONS AND PRICE INDEXES

         88. In early 2000, EPME explained to its parent corporation in a memo from Greg Jenkins at EPME to Bill Wise, the CEO of El Paso Corporation, the manipulation phase of the conspiracy. The memo stated, "We will make money two ways: 1) increase the load factor, 2) widen the basis spread." The "basis spread," also referred to as "basis differential" essentially constitutes the implied value of transporting gas from a producing basin to the Border Market. Clearly, El Paso evidenced its intent to further benefit from the conspiracy through a second phase of the conspiracies involving market manipulation to maintain supracompetitive natural gas prices. It is noteworthy that EPME essentially admitted in this memo that it had the market power to control prices in the gas market.

         89. In carrying out this phase of the conspiracies to maintain control over prices in the natural gas market, Defendants EPME, El Paso, and Dynegy Marketing and non-party co-conspirator Enron harmed Plaintiffs and natural gas market competition by systematically misrepresenting the prevailing market price and availability of natural gas to Plaintiffs and other natural gas buyers and the volumes of natural gas being traded in an effort to maintain artificially inflated, supracompetitive prices in the natural gas market.

         90. The natural gas trading market is a decentralized and opaque market. There is no central market location where buyers and sellers of natural gas gather to trade. Thus, market participants generally do not see what terms other parties may reach in the buying and selling of natural gas.

         91. To overcome the difficulties created by this lack of market information and create transparency in the market, energy industry publications such as Natural Gas Intelligence, Gas Daily, and Inside FERC Gas Market Reports publish price "indexes" for the previous day's natural gas trades. Reporters for these publications compile this information by contacting energy companies like EPME and Dynegy Marketing and asking for data on certain recent transactions at different price points. They then average this data to produce indexes that report pricing, volume, and other information regarding recent natural gas trades at different natural gas price points and markets. This information is held out to reflect accurately prevailing market pricing and other information regarding natural gas.

         92. It is a common and well-known industry practice for Nevada Power and other natural gas purchasers to rely on this information when entering into purchase transactions. In fact, Nevada Power entered into contracts to purchase natural gas where the price paid was expressly tied to the index prices listed in Natural Gas Intelligence.

         93. This system has functioned effectively for many years as an accurate source of market information for buyers and sellers of natural gas. Starting in 2000, however, EPME, Dynegy Marketing, Enron and possibly others, began systematically misrepresenting the price and volume information of their trades to the publishers of these indexes. On information and belief, this was done with the knowledge and consent of EPME's parent, El Paso Corporation. This effort continued through 2001 and at least the beginning of 2002.

         94. Specifically, in addition to their participation in the antitrust conspiracy, Defendants EPME, El Paso, Dynegy, and Dynegy Marketing (with whom Nevada Power directly traded) in the second phase of the conspiracies, independently harmed Plaintiffs by systematically misrepresenting the prevailing market price and availability of natural gas to Plaintiffs and other natural gas buyers in an effort to induce the them to enter into contracts for the purchase of natural gas at artificially inflated prices and associated hedging transactions.

         95. Plaintiffs have been informed, believe, and therefore allege that EPME and Dynegy Marketing misrepresented natural gas prices and trading volumes as part of an intentional effort to defraud the Plaintiffs by inducing them to agree to artificially inflated natural gas prices in their purchase contracts. EPME and Dynegy Marketing knew that Nevada Power and other purchasers relied on the information in these indexes to determine market price and realized that it could convince them to agree to higher prices, thereby illicitly increasing their trading profits, by providing false information to publishers of price indexes to create the appearance that prevailing market prices at various natural gas price points were higher than they actually were.

         96. As intended by Defendants, Nevada Power relied on the information in these indexes and thereby was fraudulently induced to enter into contracts to purchase gas at artificially inflated prices. Plaintiffs have been damaged as a result.

         97. Plaintiffs have been informed, believe, and therefore allege that EPME, Dynegy Marketing and Enron did this as part of intentional efforts to maintain control over prices for gas in the Border Market by controlling the basis differential or spread. EPME and Dynegy Marketing as well as Enron knew that Nevada Power and other purchasers relied on the information in these indexes to determine market price and realized that it could convince them to agree to higher prices, thereby illicitly increasing their trading profits, by providing false information to Natural Gas Intelligence, Gas Daily, and/or Inside FERC Gas Market Reports to create the appearance of supply volatility and escalating prices.

         98. The market manipulation was carried out by Defendants through wash trades, market gaming strategies (both schemes in which actual trades appeared to occur but no gas changed hands) and false reports (a scheme in which trades, prices, and volumes were fabricated and exaggerated to control the index price and influence the average in beneficial ways for conspirators).

         99. As intended by Defendants, Nevada Power relied on the information in these indexes and thereby were caused to enter into contracts to purchase gas (and associated hedging instruments) on terms not determined by market forces, but instead by the conspirators' illicit activities and market power. Plaintiffs have been damaged as a result.

         100. While Defendants were able to manipulate the markets following the public outcry over the Western energy crisis, resulting governmental intervention, and the end of the EPNG/EPME contract, and prices at the Border Market began to decrease, Plaintiffs' reliance on a market infected by Defendants' collusive manipulation and fraud resulted in harm to Plaintiffs.

         101. The Defendants' manipulative conduct had the effect of corrupting the market for delivered natural gas to the Border Market. This corruption manifested in numerous ways, including artificially inflated pricing levels, exacerbated volatility, and artificial gas supply shortages. As a practical matter, Nevada Power is required to pay the market price for gas delivered to the Border Market in order to induce sellers to supply gas to them, as opposed to selling gas to customers in Southern California. Nevada Power was, therefore, subject to the market for natural gas delivered to the Southern California border, and that market was manipulated and corrupted by Defendants.

         L.       NEVADA POWER'S HEDGING TRANSACTIONS

         102. Nevada Power operates a fleet of power plants that generate electricity from natural gas and then sells that electricity at cost to customers in Southern Nevada. Nevada Power engages in this activity pursuant to a duty to serve established under Nevada law and regulations and incident to its retail electric service franchise.(8)

         103. Part and parcel of Nevada Power's duty to serve is a responsibility to manage its supply and price risks associated with the procurement of natural gas necessary to generate electricity at its gas-fired power plants. Nevada Power and retail consumers of electricity in Nevada simply could not take the risk that prices for natural gas at the Border Market (and hence to Nevada Power) would continue to swing wildly and remain at very high levels relative to other gas markets. Therefore, Nevada Power entered into a number of hedging transactions to manage the risk associated with the wild swings in price levels and perceived supply constraints created by Defendants. As a result of these hedging transactions, and with the return to decreased price levels

----------------------

(8) It should also be noted that the State of Nevada had abandoned its plans to deregulate retail electric service during this timeframe. This meant that Nevada Power would continue to be required to provide electric service in Nevada.

observed since the Defendants have ceased their unlawful activity, Nevada Power has been damaged.

         104. Plaintiffs were damaged as a result of Defendants' actions to divide markets, prevent pipeline expansion projects, and thwart competition which, in turn, assisted Defendants' efforts to manipulate prices and created supply uncertainty. Plaintiff Nevada Power, and necessarily its holding company, SPR, were damaged through the artificially inflated prices for delivered natural gas paid by Nevada Power in transactions with various conspirators and with others where the prices were determined by the index prices manipulated by the Defendants. In addition, Nevada Power entered into the hedging transactions described above as a direct result of the market manipulations carried out by the Defendants. Such damages were proximately caused by Defendant's unlawful activities because it was their activities that created the market distortions and volatility against which Nevada Power's hedge transactions were designed to protect.

         M.       FIRST CAUSE OF ACTION

                  (Restraint of Trade in Violation of Nevada Unfair Trade
                                    Practices Act - Natural Gas Market)

         105. Plaintiffs incorporate by reference paragraphs 1 through 104, inclusive, of this Complaint as if fully set forth.

         106. At all relevant times, all Defendants, and each of them, violated the Nevada Unfair Trade Practices Act, Nev. Rev. Stat. Chapter 598A.

         107. The actions of the Defendants, and each of them, constitute prohibited restraints on competition within the meaning of Nev. Rev. Stat.
Section 598A.060 in that the alleged conduct unreasonably restrained trade or commerce.

         108. The actions of the Defendants, and each of them, violated Nev. Rev. Stat. Section 598A.060(1)(a)(b)(c) in that, by allocating customers and markets in Southern Nevada and Southern California, restricting sources of natural gas supply to Southern Nevada and Southern California, eliminating competition, and manipulating price indexes, the Defendants' actions increased the prices of delivered natural gas to the Plaintiffs.

         109. The actions of the Defendants, and each of them, violated Nev. Rev. Stat, Section 598A.060 in that Defendants combined and/or conspired to elevate and/or manipulate the price of natural gas and natural gas transportation services in a manner that directly or indirectly has precluded and restricted competition in the purchase, sale, and transportation of natural gas.

         110. The specific actions of the Defendants, and each of them, that constituted prohibited conduct under Nev. Rev. Stat. Section 598A.060 include, without limitation:

                  a. the illicit agreement between El Paso and Sempra entities to hinder or prevent expansion of the competitive Kern River Pipeline and the potential competition that it would generate in Southern Nevada and Southern California;

                  b. the illicit agreement between El Paso and Sempra entities to eliminate the proposed Tenneco projects which were designed to provide natural gas merchant services in competition with the Sempra Defendants;

                  c. refraining from competition with respect to the Samalayuca II and Baja California pipeline projects;

                  d. agreeing to refrain from competition that would have caused regulators to question the Sempra merger and El Paso's acquisition of Tenneco;

                  e. allocating rights to transportation and natural gas business opportunities in Baja California thereby preventing the development of competitive pipeline projects that would have created competition within Southern California and lowered prices in the Border Market;

                  f. limiting the supply of low-cost Canadian gas to the Southern Nevada and Southern California markets;

                  g. preventing expansion of new interstate pipeline capacity to Southern Nevada and Southern California by illicit agreements and boycotts;

                  h. the illicit agreement with Dynegy to limit output and raise prices; and

                  i. manipulating the natural gas price index by engaging in false trades and reporting false information to maintain supracompetitive natural gas prices.

         111. The unlawful actions of Defendants, and each of them, have caused and continue to cause injuries to Plaintiffs and damage in a sum in excess of the jurisdictional limits of this Court, according to proof. Plaintiffs seek a direct award of damages for the excess natural gas costs (including those resulting from hedging transactions) arising from the illegal restraints of trade imposed on Plaintiffs. Plaintiffs also seek treble damages and reasonable attorney fees and costs under Nev. Rev. Stat. Section 598A.200.

         N.       SECOND CAUSE OF ACTION

                                    (Fraud)

         112. Plaintiffs incorporate by reference paragraphs 1 through 111, inclusive, of this complaint as if fully set forth.

         113. With the knowledge and agreement of Defendant El Paso, Defendant EPME and Defendant Dynegy Marketing knowingly made false representations concerning natural gas price and volume information to Natural Gas Intelligence, Gas Daily, and Inside FERC Gas Market Reports. EPME and Dynegy Marketing did so with the intent to induce Nevada Power and other natural gas purchasers to enter into contracts to purchase natural gas (and associated hedging instruments) at higher prices than they would have agreed to if they had known the actual prevailing market price of natural gas at the time of the agreements. Defendant Dynegy Marketing also made such false representations directly to Plaintiffs.

         114. Plaintiff Nevada Power justifiably relied on these falsified indexes and were thereby induced to agree to purchase natural gas (and associated hedging instruments) at artificially inflated prices. Plaintiff has been damaged as a result.

         115. The unlawful actions of Defendant EPME and Defendant Dynegy Marketing have caused and continue to cause injuries to Nevada Power and damage in a sum in excess of the jurisdictional limits of this Court, according to proof. Nevada Power seeks a direct award of damages for the losses it has suffered and will suffer because of EPME's and Dynegy Marketing's misrepresentations caused it to purchase natural gas and wholesale electricity (and associated hedging instruments) at inflated prices. Pursuant to Nev. Rev. Stat. Section 42.005, Nevada Power further seeks punitive damages in the amount of three times compensatory damages for EMPE, El Paso's and Dynegy Marketing's fraud.

         O.       THIRD CAUSE OF ACTION

         (Violation of Nevada's Racketeering Influenced Corrupt Organizations
                                      Act)

         116. Plaintiffs restate and incorporate herein Paragraphs 1 through 115 of its Complaint as if fully set forth.

         117. The El Paso and Dynegy Defendants constitute an "enterprise" under Nevada Revised Statute 207.380. Specifically, on information and belief, the El Paso Defendants and the Dynegy Defendants constitute an association in fact in connection with the misrepresentations that were made to the Natural Gas Intelligence, Gas Daily, and Inside FERC Gas Market publications, as alleged herein.

         118. Upon information and belief, the El Paso and Dynegy Defendants have, with criminal intent, participated in the affairs of the enterprise through racketeering activity, received or conspired to receive proceeds derived, directly or indirectly, from racketeering activity, and used the proceeds, or the proceeds derived from the investment or use thereof, in the acquisition of property.

         119. Defendant's racketeering activity includes, without limitation, the use of false pretenses to obtain money or property valued at more than $250. Specifically, the El Paso and Dynegy Defendants made numerous false representations to the Natural Gas Intelligence, Gas Daily, and Inside FERC Gas Market publications with the intent of obtaining money and property through those false pretenses. The Defendants' actions all involve the same or similar pattern, intents, results, accomplices and victims.

         120. The predicate acts alleged herein constituted substantially more than the two predicate acts required by NRS 207.350-NRS 207-520 in that Defendants made multiple false representations to these publications as part of their effort to manipulate the published energy indexes and thereby the markets for natural gas and electricity. These misrepresentations constituted an integral part of the racketeering activity engaged in by the El Paso and Dynegy Defendants between 2000 and 2002.

         121. Plaintiffs Nevada Power and SPR have been injured in their business and property by reason of these violations. Plaintiffs entered into contracts to purchase natural gas at artificially inflated prices (and associated hedging instruments) as a direct result of Defendants' racketeering activity.

         122. Plaintiffs accordingly seek an award of three times the damages they sustained, and the recovery of reasonable attorney's fees and costs of investigation and litigation, as authorized by statute.

         P.       FOURTH CAUSE OF ACTION

  (Conspiracy to Violate Nevada's Racketeering Influenced Corrupt Organizations
                                      Act)

         123. Plaintiffs restate and incorporate herein Paragraphs 1 through 122 of this Complaint as if fully set forth.

         124. The El Paso and Dynegy Defendants, and each of them, conspired between themselves, to knowingly provide false information to natural gas market publications with the intent to obtain money through those false pretenses in violation of Nevada's Racketeering Influenced Corrupt Organizations Act.

         125. This conspiracy between the El Paso and Dynegy Defendants independently violated Nev. Rev. Stat. 207.400(1)(h) as a conspiracy to violate Nev. Rev. Stat. 207.400

         126. Plaintiffs Nevada Power and SPR have been injured in their business and property by Defendants' conspiracy in violation of Nev. Rev. Stat. 207.400(1)(h). Such conspiracy caused Plaintiffs to enter into contracts to purchase natural gas at artificially inflated prices (and enter into associated hedging instruments).

         127. Accordingly, Plaintiffs seek an award of three times the damages they sustained, and the recovery of reasonable attorney's fees and costs of investigation and litigation, as authorized by statute.

         Q.       FIFTH CAUSE OF ACTION

                                (Civil Conspiracy)

         128. Plaintiffs incorporate by reference Paragraphs 1 through 127, inclusive, of the Complaint, as if fully set forth.

         129. Defendants, and each of them, agreed and conspired with each other to divide markets, eliminate competition, limit supply, and control and manipulate prices and to knowingly report false and fraudulent natural gas price and volume information, through the natural gas indexes, with the intent to manipulate and control the market price of natural gas for their own financial gain in violation of NRS Section 598A.060 and NRS 42.001 and 42.005.

         130. Pursuant to their agreements, Defendants, and each of them, acted in concert to limit supply of natural gas and to manipulate and control the price of natural gas for the purpose of affecting the natural gas markets.

         131. Further, Defendants and each of them, made false and fraudulent representations regarding natural gas price and volume information, which Defendants and each of them caused to be published, and upon which Defendants knew would be reasonably relied.

         132. Plaintiffs relied upon the natural gas market controlled and manipulated by Defendants, and each of them, and have been damaged thereby. Plaintiffs seek a direct award of damages for the excess natural gas costs (including those resulting from hedging transactions) arising from the illegal conspiracy.

         WHEREFORE, Plaintiffs Nevada Power and Sierra Pacific Resources pray for judgment against all Defendants , and each of them, jointly and severally, in such amount as proof at trial may show in excess of $150,000,000, trebled to $600,000,000 as follows:

                  1.       On the First Cause of Action:

                           a. For compensatory damages, trebled, in a sum according to proof;

                           b. For special damages, including, but not limited to, attorneys' fees;

                           c. Other costs and expenses of suit incurred in prosecuting this action;

                           d.       Interest as permitted by law;

                           e. For such other and further relief as this Court deems just and proper.

                  2.       On the Second, Third and Fourth Causes of Action:

                           a. For compensatory damages, in a sum according to proof;

                           b.       For punitive damages;

                           c. For attorneys' fees incurred to obtain the relief;

                           d. For all costs and expenses of suit incurred in prosecuting this action;

                           e.       For interest as permitted by law; and

                           f. For such other and further relief as this Court deems just and proper.

                  3.       On the Fifth Cause of Action:

                           a. For compensatory damages, in a sum according to the proof;

                           b. For attorneys' fees incurred to obtain the relief;

                           c. For all costs and expenses of suit incurred in prosecuting this action;

                           d.       For interest as permitted by law; and

                           e. For such other and further relief as this Court deems just and proper.

         DATED this ______ day of __________________, 2003.

                                      WALLER LAW GROUP

                                      __________________________________________
                                      Jonathan H. Waller
                                      Nevada Bar No.: 734550

                                      Waller Law Group
                                      3800 Howard Hughes Parkway
                                      Seventh Floor
                                      Las Vegas, Nevada 89109-0907
                                      Phone: (702) 693-4200
                                      Phone: (800) 540-1311
                                      Fax: (702) 792-6874

                                      Attorneys for Plaintiffs
                                      Nevada Power and Sierra Pacific Resources

                                   JURY DEMAND

         Plaintiffs respectfully request trial by struck jury.

                                      __________________________________________
                                      Jonathan H. Waller

OF COUNSEL:

Peter J. McNulty
McNulty Law Firm
827 Moraga Drive
Los Angeles, California 90049
Phone: (310) 471-2707
Fax: (310) 472-7014

Edward S. Allen, Esq.
Alan T. Rogers, Esq.
Matthew F. Carroll, Esq.
Balch & Bingham, LLP
1710 Sixth Avenue North
Birmingham, Alabama 35201
Phone: (205) 251-8100
Fax: (205) 226-8798